Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-147793

May 25, 2012

Prospectus Supplement No. 2

Cytomedix, Inc.

5,001,924 Shares of Common Stock

This prospectus amends and supplements the prospectus dated April 18, 2012 to allow sales, from time to time, of 1,000,000 shares of common stock issuable upon the exercise of warrants sold in our August 22, 2008 offering which may be exercised at a price of $1.00 per share, 2,138,085 shares of common stock issuable upon the exercise of certain warrants sold in our August 10, 2009 offering which may be exercised at a price of $0.51 per share, and 1,863,839 shares of common stock issuable upon the exercise of certain warrants sold in our October 7, 2010 offering which may be exercised at a price of $0.60 per share. We will receive proceeds if the warrants are exercised; to the extent we receive such proceeds, they will be used for working capital purposes.

Our common stock is presently quoted for trading under the symbol “CMXI” on the OTC Bulletin Board. On May 23, 2012, the last sales price of the common stock, as reported on the OTC-BB, was $1.89 per share.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on May 21, 2012, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated April 18, 2012, and prospectus supplement no. 1 filed on May 18, 2012 which are to be delivered with this prospectus supplement.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of the original prospectus, as subsequently amended and supplemented, before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is May 25, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2012

Cytomedix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-32518	23-3011702
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 Perry Parkway, Suite 7, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The registrant hereby incorporates by reference the disclosure made in Item 5.07 below.

Item 5.07   Submission of Matters to a Vote of Security Holders

On May 18, 2012, the Company held its special meeting of the shareholders at its corporate offices in Gaithersburg, Maryland (the “Special Meeting”). The shareholders approved the following proposals:

Proposal 1 — To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 160,000,000 and the number of authorized shares of capital stock from 115,000,000 to 175,000,000 (the “Stock Increase Amendment”). The final voting results on this proposal were as follows: 67,910,554 shares voting for; 2,565,800 shares voting against; 294,286 shares abstaining; with no broker non-votes.

Proposal 2 — To approve an amendment to the Long-Term Incentive Plan to increase the number of shares of common stock authorized to be issued under the Plan from 8,000,000 to 10,500,000 shares. The final voting results on this proposal were as follows: 49,315,136 shares voting for; 2,777,190 shares voting against; 100,771 shares abstaining; and 18,577,543 broker non-votes.

Proposal 3 — To approve an amendment to the Company’s Certification of Incorporation to effect a reverse stock split of the outstanding shares of the Company’s common stock, prior to December 31, 2012, at one of three reverse stock split ratios, 1-for-2, 1-for-3 or 1-for-4, as determined by the Board of Directors in its sole discretion. The final voting results on this proposal were as follows: 60,791,585 shares voting for; 9,957,043 shares voting against; 22,012 shares abstaining; with no broker non-votes.

Proposal 4 — To authorize the Board pursuant to Section 242(c) of the Delaware General Corporation Law to abandon any reverse stock split pursuant to Proposal 3 above. The final voting results on this proposal were as follows: 62,854,673 shares voting for; 7,854,954 shares voting against; 61,013 shares abstaining; with no broker non-votes.

Following the shareholder approval at the Special Meeting of Proposal 1 relating to the Stock Increase Amendment, the amendment was effected pursuant to a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 18, 2012. The effective date of the filing was May 18, 2012. Pursuant to the terms of the Series E Convertible Preferred Stock of the Company, all outstanding shares of the Series E Convertible Preferred Stock automatically converted into 13,539,816 shares of the Company’s common stock upon our filing of the Certificate of Amendment with the State of Delaware. A copy of the Certificate of Amendment is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Section 9 — Exhibits

Item 9.01 Exhibits

(d) Exhibits

3.1	Certificate of Amendment to the Certificate of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cytomedix, Inc.

By:	/s/ Andrew Maslan Andrew Maslan, Chief Financial Officer

Date: May 21, 2012

EXHIBIT 99.1

CYTOMEDIX, INC.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

l.	The name of the corporation (hereinafter called the “Corporation”) is

Cytomedix, Inc .

2.	The Corporation desires to increase the number of authorized shares of common stock from 100,000,000 to 160,000,000 and the number of authorized shares of capital stock from 115,000,000 to 175,000,000.
3.	The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation, as amended to date, declaring said amendment advisable and calling a meeting of the shareholders of the Corporation for consideration thereof. The resolution setting the proposed amendment as follows:

RESOLVED, that the first sentence in article Four of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

“The authorized capital stock of the Corporation shall consist of 175,000,000 shares of capital stock, of which 160,000,000 shares shall be Common Stock, with a par value of $.0001 per share, and 15,000,000 shares shall be Preferred Stock, with a par value of $.0001 per share.”

The remaining paragraphs of article Four shall remain unchanged.

4.	The amendment herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
5.	The amendment is effective on the date of filing of this Certificate with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF , the undersigned has signed this Certificate of Amendment as of this May 18, 2012.

CYTOMEDIX, INC.

By:	/s/ Andrew Maslan Name: Andrew Maslan Title: Chief Financial Officer, Secretary